Exhibit 99.3

ORIGINAL COPY

Contract No. : 1100126372008511512

CHINA DEVELOPMENT BANK

FOREIGN EXCHANGE LOAN CONTRACT

Type of Loan:	Self-Operated Foreign Exchange Loan
Name of Project:	Chinalco Overseas Development Project
Borrower:	Chinalco
Lender:	China Development Bank
Execution Date:	January 2008

Borrower: Aluminum Corporation of China (“Chinalco”)

Domicile: 62, Xizhimenbei Avenue, Beijing

Legal Representative: Xiao Yaqing

Post code: 100088

Handling Person: Zhang Zhankui

Tel: 82298288

Fax: 82298209

Lender: China Development Bank

Domicile: 29, Fuchengmeiwai Avenue, Xicheng District, Beijing

Legal Representative: Chen Yuan

Postcode: 100037

Handling Entity: Corporate Department, CDB

Domicile of Handling Entity: 158, Fuxingmennei Avenue, Xicheng District, Beijing

Head of the Handling Entity: Xu Qiying

Post code: 100031

Handling Person: Deng Xiaoliang

Tel: 66492154

Fax: 66413956

For the purpose of its overseas development project, the Borrower applies for a foreign exchange loan with the Lender, and the Lender agrees to extend the said loan. In accordance with relevant requirements of the laws and regulations of the state, and in observance of the principles of equality, voluntariness, fairness and good faith, the Lender and the Borrower hereby enter into this Contract upon mutual consultations and agreement:

ARTICLE I
DEFINITIONS

Unless otherwise defined herein, the following terms shall have the following meanings in this Contract:

1.1           Lender means China Development Bank.

1.2           Borrower means Chinalco.

1.3           Project means the overseas development project of Chinalco.

1.4           Loan Commitment Amount means the maximum loan amount the Lender agrees to make available to the Borrower.

1.5           Loan Balance means the loan amount actually disbursed by the Lender and not yet repaid by the Borrower.

1.6           Drawdown Period has the meaning as defined in Article 8.3 hereof.

1.7           Loan Account means the account opened by the Lender for the Borrower for the purpose of recording the disbursements, repayments, etc. of the loan under this Contract.

1.8           Deposit Account means the account opened by the Lender for the Borrower for the purpose of handling the operation of converting the borrowing into deposits as well as settlement operations under this Contract.

1.9           Fund Disbursement means the disbursement of Loan Funds made by the Lender in accordance with the needs of the Borrower out of the Deposit Account opened by the Borrower with the Handling Entity of the Lender, or the direct disbursement of Loan Funds made by the Lender on the basis of the drawdown application of the Borrower.

1.10        Handling Entity means the branch entity of the Lender that is specifically responsible for the execution of this project contract, the post-lending management work and related matters, all as authorized by the Lender.

1.11         Interest Period has the meaning as defined in Article 5.2 hereof.

1.12         Interest Payment Date means the date on which the Borrower shall repay the interest to the Lender, as set out in Article 5.2 hereof.

1.13         Principal Repayment Date means the date on which the Borrower repays the principal of loan, as set out in Article 10.1 hereof.

1.14         Business Day means any working day of the Lender, other than the statutory holidays of the state and public holidays.

1.15         LIBOR means the London Interbank Offered Rate (USD) published by British Bankers’ Association, and for the purpose of this Contract, the 6-month USD LIBOR rate, as displayed on TELERATE Screen 3750 (If no quotes are available on this screen, the equivalent screen of the Reuters terminal can be used) at London Time 11:00 am on the day which falls two Business Days prior to the commencement of each Interest Period, shall be used.

ARTICLE II
LOAN COMMITMENT AMOUNT

The Loan Commitment Amount hereunder shall be USD Three Point Six billion (USD$ 3,600,000,000).

ARTICLE III
PURPOSE OF USE OF THE LOAN

The loan hereunder shall be used for the overseas development project of Chinalco. The Borrower shall neither misappropriate nor divert the loan, nor shall the Borrower employ the capital hereunder in areas expressly prohibited by the state. If the Borrower misappropriates or diverts the loan funds, a penalty interest shall be calculated and paid in accordance with relevant stipulations of the People’s Bank of China.

ARTICLE IV
TERM OF THE LOAN

The loan hereunder shall have a term of 2 years, beginning as from January 31, 2008 and ending as of January 30, 2010.

ARTICLE V
INTEREST RATE AND INTEREST OF THE LOAN

5.1           Interest of the Loan

The interest rate of the loan hereunder shall be LIBOR (6-month USD) + 0.5%.

5.2           Interest Period and Interest Payment Date

The Interest Periods of the loan shall be 6 months each, commencing as of the date of first drawdown of the Loan Funds hereunder. The first Interest Period shall begin as from January 31, 2008 and end as of Jul.30, 2008.

The Interest Payment Dates shall be July 31st and January 31st of each year. The last Interest Payment Date under this Contract shall be the Principal Payment Date of the last repayment of the loan, on which the interest will become fully paid off along with the full repayment of the principal.  If an Interest Payment Date occurs on a date that is not a Business Day, it shall be extended accordingly to the immediately following Business Day, provided that if such next Business Day falls in the next month, the said Interest Payment Date shall be advanced to its immediately preceding Business Day.

5.3           Calculation of the Interest

The interest shall accrue on the Loan Balance on the basis of the actual days and a 360-days year.

The interest calculation formula shall be:

Loan Balance × Loan Interest Rate × Actually Accrued Days of the Loan During the Corresponding Interest Period ÷ 360 Days.

ARTICLE VI
INTEREST ON OVERDUE PAYMENTS

6.1           If the Borrower fails to repay the due principal, interest and fee of the loan in accordance with the provisions of this Contract, the Lender shall charge the Borrower an interest on overdue payment at the interest rate of LIBOR (6-month USD) +1.5%.

6.2           The calculation formula for the Interest on Overdue Payments shall be:

Overdue Amount × Interest Rate of Interest on Overdue Payments × Overdue Days ÷ 360.

6.3           Should the Borrower still fail to repay the overdue principal, interest and fee of the loan by the next principal and interest repayment date, the Lender will charge the Borrower compounded interest at the then prevailing interest rate of the interest on overdue payments and on the basis of the Interest Period.

6.4           If the interest rate of the loan is a floating rate, the then prevailing penalty rate of all overdue amounts shall float along with the then prevailing loan interest rate.

ARTICLE VII
CONDITIONS PRECEDENT FOR DRAWDOWNS

7.1           The conditions precedent for the first drawdown of the Borrower shall include all of the following:

(a)           The Lender has received from the Borrower the following documents or materials:

(1)           Approval replies of relevant authorities of the state consenting to the Project;

(2)           The legal person business license of the Borrower, a copy of the articles of association of the Borrower, and audited financial reports (both consolidated and non-consolidated) of the most recent three years and a financial flash report (both consolidated and non-consolidated) of the most recent quarter of the Borrower;

(3)           The resolution of the relevant power organ of the Borrower consenting to the Borrower’s execution and performance of this Contract;

(4)           The signature specimen of the legal representative of the Borrower for the execution of this Contract, or the power of attorney and signature specimen of an authorized signatory of the Borrower;

(b)           The Borrower has opened the Loan Account and the Deposit Account in accordance with Article 13;

7.2           The conditions precedent for each drawdown (inclusive of the first drawdown) of the Borrower shall include the following:

(a)           The representations of the Borrower as set forth in Article 14 hereof are true and valid;

(b)           The Borrower is not in breach of the warranties set forth in Article 14 hereof;

(c)           No event of default under Article 19 hereof has occurred.

ARTICLE VIII
DRAWDOWN

8.1           Drawdown Plan

The Borrower’s drawdown plan hereunder with respect to the Loan Commitment Amount shall be as follows:

January 31, 2008, USD 3 billion; February 1, 2008, USD 0.6 billion.

If the Borrower intends to change its drawdown plan, it shall give a 2 Business Days prior notice to the Lender.

8.2           Drawdown Procedure

The Borrower shall submit to the Lender an irrevocable drawdown application (the form of which is attached hereto as Annex 1) 3 Business Days prior to the drawdown date. Upon receipt and review and approval of said drawdown application, the Lender shall on the drawdown date transfer the drawdown amount applied for by the Borrower from the Loan Account of the Borrower into the Deposit Account of the Borrower, or, shall directly disburse the said amount into the account designated in the drawdown application by the party making the drawdown.

8.3           Drawdown Period

(a)           The Drawdown Period under this Contract shall be 1 month, beginning as of January 31, 2008 and ending as of February 29, 2008.

(b)           The Borrower may make drawdowns during the Drawdown Period only. Upon expiry of the Drawdown Period, the undrawn portion of the Loan Commitment Amount shall be cancelled automatically.

(c)           The Drawdown Period shall not be extended without the consent of the Lender. Should the Borrower need to extend the Drawdown Period, it shall submit to the Lender a written application therefor 30 days before the expiry of the Drawdown Period.  Only upon written consent of the Lender shall the Drawdown Period be extended.

ARTICLE IX
DISBURSEMENT OF FUNDS

The Borrower shall project its funding needs and shall, within 5 Business Days prior to the date of drawdown, notify the Handling Entity of the Lender of the fund disbursement needs by way of telephone, fax or otherwise.

The Borrower shall submit a disbursement notice to the Handling Entity of the Lender on the same date of the proposed fund disbursement. The Lender shall review the notice in accordance with its internal management procedures. If upon review the disbursement request is found true and complete, the Lender will complete the disbursement procedures on the same day of receipt of the disbursement notice. If upon review the disbursement request is found either untrue or incomplete, the Lender may temporarily postpone or may refuse the disbursement.

The basis for Fund Disbursements to be produced by the Borrower shall include: Statement on the

Status of Use of the CDB Loan and Letter on the Drawdown Plan for the Partial Rome Equity Acquisition Project, etc.

ARTICLE X
REPAYMENT OF PRINCIPAL AND INTEREST

10.1         Modality of Principal Repayment

The Borrower shall repay the principal of the loan in accordance with the following schedule:

January 31, 2009 USD 1.8 billion;

January 30, 2010 USD 1.8 billion.

10.2         The Lender will issue the Principal and Interest Repayment Notice to the Borrower prior to the principal and interest repayment date.

10.3         The Borrower shall, 2 Business Days prior to the principal and interest repayment date, remit the amounts payable into an account designated by the Lender.

10.4         Whether the Lender has notified the Borrower and whether the content of the Principal and Interest Repayment Notice is accurate shall not release the Borrower from the obligation to fully and promptly repay the principal and interest.

10.5         The Lender may on its own debit the corresponding amount from the Deposit Account opened by the Borrower with the Lender on the principal and interest repayment date.

ARTICLE XI
PREPAYMENT

This article shall only apply to the circumstance where the Borrower voluntarily makes prepayments with respect to the loan under this Contract.

11.1         The Borrower may not make any prepayment without the consent of the Lender.

11.2         If the Borrower needs to make a prepayment, it shall submit to the Lender a 15 days prior written application to that effect.

11.3         If the Lender consents to a prepayment by the Borrower, the Borrower shall, 2 Business Days prior to the determined Principal Repayment Date, remit the prepaid principal and corresponding interest and fee into an account designated by the Lender.

11.4         The prepayment amounts shall first be applied towards the repayment of the last maturing loan amount, i.e. the repayment shall be effected in a reversed order.

11.5         The prepayment application of the Borrower shall be irrevocable.  No drawdown applications shall be made subsequently with respect to prepaid amounts.

ARTICLE XII
ORDER OF REPAYMENT

Should the repayment amounts of the Borrower be less than the aggregate amounts due and payable as of the relevant date under this Contract, such repayment amounts shall be applied in the following order:

(a)           payment of indemnity and liquidated damages;

(b)           payment of due penalty interest;

(c)           payment of Interest on Overdue Payments;

(d)           payment of overdue principal ;

(e)           payment of due fees;

(f)            payment of due interest;

(g)           payment of due principal.

If the repayment amounts of the Borrower are not sufficient to fully repay payable items of the same order, repayment shall then be made on the basis of the order of accrual of the relevant payable items.

ARTICLE XIII
ACCOUNT MANAGEMENT

The Borrower shall open the Loan Account and the Deposit Account with the Handling Entity of the Lender prior to January 31, 2008, for the purpose of loan disbursement, settlement, and loan principal and interest recovery by the Lender.

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES OF BORROWER

14.1         The Borrower is a lawfully established legal person, possesses a valid business license, and owns its assets and operates its business in accordance with law;

14.2         The Borrower has completed all internal authorization procedures necessary for the execution of this Contract; the person signing this Contract is a duly authorized representative of the Borrower; and this Contract shall become legally binding on the Borrower immediately upon its effectiveness;

14.3         The financial reports furnished by the Borrower to the Lender have been prepared in accordance with currently effective laws, regulations and accounting standards and have truthfully and accurately reflected the financial position of the Borrower as of the relevant reporting year;

14.4         All other materials furnished by the Borrower to the Lender are true and accurate and all submitted copies are in conformity with their originals;

14.5         The Borrower confirms that its Loan Project has obtained approval, consent and registration from National Development and Reform Commission,  State Administration of Foreign Exchange and other relevant examination and approval authorities and it further guarantees that all approval documents will be provided prior to its start of use of the foreign exchange.

ARTICLE XV
INSPECTION ON THE USE STATUS OF THE FUNDS

Upon disbursement of the loan funds, the Lender shall be entitled to inspect, either onsite or offsite, the use of the Loan Funds hereunder. The Borrower shall, in accordance with the requirement of the Lender, submit to the Handling Entity of the Lender an Implementation Status Report on the use of the Loan Funds together with corresponding fund use vouchers. The Lender may inspect onsite the use status of the loan and the Borrower shall actively cooperate with the Lender on the inspection and shall, in accordance with the requirement of the Lender, provide relevant materials. The content of the inspection of the Lender shall include the following:

(a)           Whether the purpose of use of the loan has been changed; whether upon disbursements the loan has been channeled into domestic securities trading, futures trading, real estate business operation, venture capital and other areas prohibited by the Lender;

(b)           Whether the Project has proceeded smoothly and whether there has occurred any material accident;

(c)           Whether the cumulative completed volume of the acquisition matches the cumulative financial expenditures of the Project;

(d)           Whether the estimated total investment can be controlled within the budget range.

If the Lender finds that smooth completion of the Loan Project has been affected by Borrower’ misuse of the funds, it may require the Borrower to rectify the same within a set time limit.

ARTICLE XVI
INFORMATION DISCLOSURE

16.1         The Borrower shall, prior to May 31 each year, submit to the Lender the full set of financial reports (both consolidated and non-consolidated) (including balance sheet, income statement, cashflow statement and auditor’s report) of the previous fiscal year as audited by an accounting firm acceptable to the Lender; and shall, prior to Sept.10th each year, submit to the Lender the full set of financial statements (unaudited) (both consolidated and non-consolidated) of the first half of the year.

16.2         In the event of a change to its company name, domicile, registered capital, business scope, or company type, or its articles of association, or in the event of a material financial change, the Borrower shall provide a 10 days prior written notice to the Lender and shall file relevant documents with the Lender for record.  In the event of a material change to its legal representative or its financial head, the Borrower shall promptly notify the Lender of the same in writing.

16.3         The Lender shall be entitled to request the Borrower to provide essential dynamic information on the use of funds over the period from the approval of the Project to the termination of contract, together with relevant loan fund use vouchers. The Borrower shall provide the same without delay.

ARTICLE XVII
SUPERVISION OF THE LOAN PROJECT

The Lender may periodically visit the Borrower and the loan Project and may gather information on the Loan Project through the following means:

(a)           to hear reports of the key responsible person/s of the Borrower on the status of the loan Project;

(b)           to inspect the financial reports, accounting vouchers, accounting books and like financial and accounting documentation and other relevant documentation of the Borrower or the loan Project;

(c)           to verify the financial and fund status of the Borrower.

The Borrower shall cooperate with the Lender on the above activities.

ARTICLE XVIII
RIGHTS AND OBLIGATIONS OF THE BORROWER

18.1         The Borrower shall have the right to request the Lender to extend the loan in accordance with this Contract;

18.2         The Borrower shall effect drawdowns in accordance with the Drawdown Plan hereunder;

18.3         The Borrower shall repay the principal and interest of the loan in accordance with this Contract;

18.4         If the Lender believes that a transaction conduct in respect of the loan Project hereunder contains a defect that may result in nullification of this Contract, or if the transaction fails, the Lender shall be entitled to request the Borrower to immediately repay the loan and the Borrower shall so repay immediately upon receipt of the notice of the Lender.

18.5         The Borrower shall promptly handle and complete all formalities in accordance with relevant foreign exchange administration regulations of the state;

18.6         The Borrower shall obtain prior written consent of the Lender with respect to any transfer of its operating assets amounting to 50% or above of its total assets;

18.7         In the event of a merger, spin-off or other ownership or structural changes, the Borrower shall provide the Lender with a 30 days notice of the relevant plan of change and must obtain the Lender’s consent thereto. No such plan of change shall prejudice the legitimate rights and interest of the Lender under this Contract;

18.8         If the Borrower provides guarantee to a third party and if the cumulative guarantee amount threatens to exceed 70% of the net assets stated in the financial statements of the most recent fiscal year of the Borrower, the Borrower must obtain from the Lender its written consent thereto.

18.9         The Borrower shall not apply for loans with the Lender by way of false project reporting, etc.

18.10       The Borrower shall cooperate with the Lender on its credit rating work and shall provide relevant documents in accordance with the request of the Lender.

18.11       The Borrower shall within 10 days of the occurrence of the conduct of acquisition provide information on the acquired shares and the use of the Loan Funds.

18.12       Any money or other derivatives transaction undertaken by the Borrower under this Contract shall obtain the consent of the Lender.

ARTICLE XIX
EVENTS OF DEFAULT AND BREACH OF
CONTRACT LIABILITIES OF BORROWER

19.1         If the Borrower breaches the provisions of Articles 15, 16, 17 or 18 hereof, or if any of the Borrower’s representations or warranties set out in Article 14 is found inaccurate or misleading, the Lender shall be entitled to request the Borrower to rectify the same within a set time limit. In case the Borrower fails to so rectify within such time limit, the Lender shall have the right to take one or more of the following measures:

(a)           to cease the disbursement of the loan;

(b)           to declare accelerated maturity of the loan, and to simultaneously request the Borrower to repay the principal and interest of the disbursed portion of the loan within a set time limit.  Moreover, the Lender shall have the right to directly deduct the repayable amounts from the accounts opened by the Borrower (By executing this Contract, the Borrower has authorized the Lender to exercise such right to directly deduct the repayable amounts);

(c)           to unilaterally terminate this Contract.

19.2         If the Borrower breaches provisions other than those set forth in 19.1 above, the Lender shall have the right to request the Borrower to rectify the same within a set time limit. If the Borrower fails to so rectify within such time limit, the Lender shall have the right to request the Borrower to pay a liquidated damages equal to 0.5% of the amount borrowed as of the time of occurrence of the breach, provided that if such liquidated damages are not sufficient to cover the financial losses suffered by the Lender, the Lender shall have the right to request the Borrower to compensate for the same.

19.3         If the act of breach of the Borrower results in a litigation, the Borrower shall assume the attorney’s fee incurred by the Lender in connection with the litigation.

ARTICLE XX
MODIFICATION AND TERMINATION OF CONTRACT

20.1         Unless otherwise set forth herein, neither party shall unilaterally modify or terminate this Contract upon its effectiveness. Any amendment to or modification of this Contract shall be mutually agreed upon by the Lender and Borrower through consultations and shall be concluded in a written instrument.

20.2         The Lender may partially or wholly assign its rights hereunder to a third party. The Lender shall notify the Borrower of such assignment.

20.3         If, due to a change of the laws, regulations or policies of the state, all or part of the provisions of this Contract become inconsistent with the requirements of such laws, regulations or policies, the Borrower and the Lender shall promptly consult each other and shall amend relevant provisions as soon as possible.

20.4         If, due to a force majeure event, either the Borrower or the Lender is unable to perform the Contract, the relevant party shall promptly notify the other party and shall take effective measures to prevent the widening of the losses.  The party affected by the force majeure event shall within 20 days of the occurrence of the event provide the other party with details on such force majeure event as well as the certificate issued by relevant governmental authorities on the occurrence and impact of said force majeure event. The Borrower and the Lender shall promptly consult each other on the measures to deal with such force majeure event.

ARTICLE XXI
ENTIRE CONTRACT

All supplements, amendments or changes to this Contract shall be an integral part of the Contract.

ARTICLE XXII
CONFIDENTIALITY

Without the consent of the other party, neither party shall disclose to a third party the content of this Contract or the business secrets of the other party.

ARTICLE XXIII
RESOLUTION OF DISPUTES

Disputes between the Borrower and the Lender arising out of the performance of this Contract shall be resolved through consultations. Failing such resolution, the dispute shall be resolved through litigation before the People’s Court of the domicile of the Lender.

ARTICLE XXIV
MISCELLANEOUS

24.1         Matters not covered by this Contract shall be dealt with by the Borrower and the Lender through consultations or shall be dealt with according to the stipulations of relevant laws and regulations of the state.

24.2         This Contract is made in two originals, with the Borrower and the Lender each holding one copy thereof; and in eight duplicates, with the Borrower holding two copies and the Lender holding six copies thereof.

ARTICLE XXV
EFFECTIVENESS AND EXPIRY OF THE CONTRACT

This Contract shall become effective as of the date of signature and sealing by both the Borrower and the Lender, and shall expire on the date of full repayment of the entire debt hereunder.

Borrower:	(Company Seal or Special Seal for Contracts)

Legal Representative	/s/ Zhang Zhankui
Deputy Director, Financial Department
(or Authorized Representative)

January 30, 2008

Opening Bank & Account No. of Borrower:

Lender	(Special Seal for Contracts)

Legal Representative	/s/ Xu Qiying

(or Authorized Representative)

(mm) (dd) (yy)

Place of Execution: Xi Cheng District, Beijing

Annex 1

DRAWDOWN APPLICATION

(No.       )

China Development Bank:

Pursuant to the Foreign Exchange Loan Contract between our Company and your Bank dated      (mm)     (dd)      (yy)(Contract No.      ), we hereby irrevocably file the following loan drawdown application with the Bank:

•      Drawdown Amount:            ;

•      Drawdown Date:     (mm)     (dd)      (yy);

•      Purpose of Use of Drawdown Fund:             ;

•      We hereby authorize the Bank to transfer the said amount into the Deposit Account opened by us with the Bank, the Account No. of which is           ;

•      We hereby authorize the Bank to directly disburse on the Drawdown Date the said amount to        , whose opening bank and account number are               .

We hereby declare that we have satisfied all of the conditions precedent for drawdowns set forth in the Foreign Exchange Loan Contract (Contract No.       ) and that there has occurred no event of default whatsoever under the said Contract.  The foregoing drawdown will constitute a drawdown by us on the Bank and we will assume all debts arising therefrom.

Borrower:
(company seal or special seal for contracts)

Legal Representative
(or Authorized Representative):
(signature)

Date: (mm) (dd) (yy)

(affixed with the bank’s Special Seal for Contracts)